Exhibit 3.16

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ACNIELSEN CORPORATION

The name of the corporation is ACNIELSEN Corporation, and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 30, 1996. The original Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

Name

The name of the corporation is ACNIELSEN Corporation (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of Common Stock, par value $.01 per share.

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:45 PM 02/21/2001 010085460 – 2618851

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the Bylaws of the Corporation.

(2) To the fullest extent permitted by the General Corporation Law as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

Indemnification of Directors, Officers and Others

(1) To the fullest extent permitted by the laws of the State of Delaware:

(a) The corporation shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or its threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigate, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the corporation or, if a director or officer of the corporation, by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. Notwithstanding the preceding sentence, the corporation shall be required to indemnify a person described in such sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the corporation. The corporation may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the corporation or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals.

(b) The corporation shall promptly pay expenses incurred by (i) any person whom the corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth Section 1 (or (ii) any person whom the corporation has determined to indemnify pursuant to the third sentence of subsection (a) of this Article Sixth, Section (1), in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

(c) The corporation may purchase and maintain insurance on behalf of any person described in subsection (a) of this Article Sixth, Section (1) against any liability asserted against such person, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article Sixth, Section (1) or otherwise.

(d) The provisions of this Article Sixth, Section (1) shall be applicable to all actions, claims, suits or proceedings made or commenced after the adoption thereof, whether arising from acts or omissions to act occurring before or after its adoption. The provisions of this Article Sixth, Section (1) shall be deemed to be a contract between the corporation and each director or officer who serves in such capacity at any time while this Article Sixth, Section (1) and the relevant provisions of the laws of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification hereof shall not affect any rights or obligations then existing with respect to any state of facts or any action, suit or proceeding then or theretofore existing, or any action, suit or proceeding thereafter brought or threatened based on whole or in part on any such state of facts. If any provision of this Article Sixth, Section (1) shall be found to be invalid or limited or limited in application by reason of any law or regulation, it shall not affect the validity of the remaining provisions hereof. The rights of indemnification provided in this Article Sixth, Section (1) shall neither be exclusive of, nor deemed in limitation of, any rights to which an officer, director, employee or agent may otherwise be entitled or permitted by contract, this Restated Certificate of Incorporation, vote of stockholders or directors or otherwise, or as a matter of law, both as to actions in such person’s official capacity and actions in any other capacity while holding such office, it being the policy of the corporation that indemnification of any person whom the corporation is obligated to indemnify pursuant to the first sentence of subsection (a) of this Article Sixth, Section (1) shall be made to the fullest extent permitted by law.

(e) For purposes of this Article Sixth, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

(2) A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentences shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

ARTICLE VII

Bylaws

The directors of the Corporation shall have the power to adopt, amend or repeal Bylaws.

ARTICLE VIII

Reorganization

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE IX

Personal Liability of Directors or Officers

A director or any officer of the Corporation shall not be personally liable to the corporation or its stockholders for the breach of any duty owed to the Corporation or its stockholders except to the extent that an exemption from personal liability is not permitted by the General Corporation Law of the State of Delaware.

ARTICLE X

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights conferred on stockholders in this Certificate of Incorporation are subject to this reservation.

ACNIELSEN Corporation does hereby further certify that this Amended and Restated Certificate of Incorporation was duly adopted by written consent of the sole stockholder in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ACNIELSON CORPORATION has caused this amended and restated certificate to be signed this 16th day of February, 2001.

ACNIELSEN CORPORATION

By:	/s/ Thomas A. Mastrelli
Name:	Thomas A. Mastrelli

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